Exhibit 10.1

AEC Yield Capital LLC

One Metrotech Center – North, Third Floor, Brooklyn, NY 11201

Purchase and Sale Agreement (“Agreement”)

1. ASSIGNMENT. AEC YIELD CAPITAL, LLC (“AEC” or “Purchaser”) hereby buys and Limecom, Inc., a Florida corporation, (“Seller”), hereby sells, transfers and assigns all of Seller’s right, title and interest in and to those specific accounts receivable and related rights owing to Seller by Account Debtors as set forth on the assignment forms provided by AEC (the “Assignments”) together with all rights of action and mechanics or other liens accrued or to accrue thereon, including without limitation, full power to collect, sue for, compromise, assign or in any other manner enforce collection thereof in AEC’s name or otherwise. All of Seller’s accounts receivable, related mechanics liens and contract rights which are presently or at any time hereafter assigned by Seller, and accepted by AEC, are collectively referred to as (the “Accounts”). All capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code of the State of New York (the “UCC”). The Seller shall not take any action inconsistent with Purchaser’s ownership and shall not claim any ownership in any Purchased Account. The Seller shall indicate in its records that ownership interest in any Purchased Account is held by the Purchaser. In addition, the Seller shall respond to any inquiries with respect to ownership of a Purchased Account by stating that it is no longer the owner of such Purchased Account and that ownership of such Purchased Account is held by the Purchaser

2. PURCHASE PRICE; FACTORING COMMISSION. AEC shall purchase the Accounts from Seller, in AEC’s sole and absolute discretion, at a purchase price equal to the gross face value of Accounts, less AEC’s Factoring Commission, as described in this Section 2, returns, credits, allowances, deductions, ‘finance points’ or other like charges and discounts; and less all other sums charged or chargeable to Seller’s Accounts (the “Purchase Price”). In connection with AEC’s purchase of the Accounts from Seller, AEC shall charge a factoring commission (the “Factoring Commission”) which is deducted from the face value of each Account upon collection. The Factoring Commission will be computed based upon the number of days an Account is outstanding from the date of such invoice issuance and shall be as follows:

i.	1.19% of the face value of each invoice purchased under the facility (each, a “Purchased Account”) (Basic Discount) computed on the Face Amount
ii.	After the 20th day from the date of invoice issuance, 0.59% per 10 days or any part thereof that an invoice remains outstanding, through the 90th day computed on the Face Amount.

In all instances the Factoring Commission shall be subject to adjustment in order to take the Minimum Monthly Fees into account. Minimum Monthly Fee is any amount by which the aggregate dollar amount of the factoring discount earned in each month hereunder is less than the Minimum Monthly Commission, which Minimum Monthly Fee shall accrue and be paid by Seller on the first Business Day of the following the last day of each calendar month hereunder. “Minimum Monthly Commission” is the aggregate dollar amount of the factoring discount which the Purchaser would have earned if the Purchaser had Purchased Accounts with an aggregate Face Amount of $3,500,000.00 during each month hereunder, such that a Factoring Commission, equal to the greater of the average Factoring Commission over the prior 90 days or the Factoring Commission due hereunder for an invoice paid by its obligor in 30 days, will be applied to the difference between the actual factored amount of Purchased Accounts in the given month and the minimum volume hereunder for each month.

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3. ADVANCE. Upon AEC’s receipt and acceptance of each Assignment, AEC shall pay to Seller an amount corresponding to the category into which such Account shall fall, as follows (in each case net of any advances received by Seller from any party including Purchaser):

•          Eligible final, fully-verified receivables: 90% of the Purchase Price – if such purchase is made within the first 90 days hereunder, or 87.5% if such purchase is made thereafter. The foregoing include final invoices featuring weekly billing and 53-day payment terms.

•          Eligible earned but not yet billed receivables (usage confirmed and verified by Purchaser to its satisfaction): 50% of the Purchase Price (net of other advances received by Seller from any party including Purchaser)

All of the foregoing advance rates are computed as a percentage of the net face value (as described above) of the Accounts therein described (the “Advance”) on an ongoing basis. Notwithstanding anything to the contrary contained in this Agreement, the maximum outstanding balance of Seller to AEC shall initially be Four million ($4,000,000) Dollars (the “Maximum Advance”), it being agreed that Seller may request increases in the Maximum Advance of up to $1,000,000 each 90 days after the commencement date hereunder, up to a Maximum Advance of not greater than $8,000,000. Each requested increase to the Maximum Advance shall be subject to AEC’s approval. Advance rates referred to herein are contingent upon, among other things, dilution of Accounts remaining below 1.5%, provision by each Account Debtor, with respect to each Account, a satisfactory estoppel & no-offset letter and sufficient Credit Insurance. Eligible invoices and Accounts shall exclude, among other things, invoices that are 90 days or more past their date of issuance, Accounts from obligors whose invoices, in the aggregate, include 25% or more of invoices that are 90 days’ past issuance date, non credit-insured obligations and such other categories of ineligible invoices as AEC may determine.

4. RESERVE. AEC will hold in reserve the difference between the Purchase Price and the Advance (the “Reserve”) and, provided there are no outstanding chargebacks or disputes, will pay to Seller, the Reserve, less any sums due AEC hereunder, in not more than one (1) Business Day from the date on which the Accounts have been collected in full in good funds, or have been charged back and/or deemed collected by AEC due to an Account Debtor’s Insolvency (as defined in Section 6). For purposes of this Agreement, the term, “Business Day”, shall mean any day which is not a Saturday, Sunday or other day on which national banks are authorized or required to be closed. For all purposes under this Agreement, Clearance Days (defined as 2 banking days) will be added to the date on which Purchaser receives any payment.

5. WARRANTIES, REPRESENTATION AND COVENANTS. As an inducement for AEC’s entering into this Agreement and with full knowledge that the truth and accuracy of the warranties, representations and covenants in this Agreement are being relied upon by AEC, instead of the delay of a complete credit investigation, Seller warrants, represents and covenants that:

(a)
Seller is duly incorporated and in good standing in its jurisdiction of incorporation or formation and in those jurisdictions in which Seller conducts business, and Seller shall remain so during the term of this Agreement;

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(b)
Seller is properly licensed and authorized to operate its business as currently conducted. The primary business of the Seller is the provision of telecommunication services and/or equipment. All license numbers issued to the Seller by any Governmental Authority are set forth on Schedule 5(b) and the Seller has complied in all material respects with all applicable laws, rules, regulations, orders and related customer contracts and all restrictions contained in any agreement or instrument binding on or affecting the Seller, and has and maintains all permits, licenses, certifications, authorizations, registrations, approvals and consents of governmental authorities or any other party necessary for the business of the Seller and each of its subsidiaries;;

(c)
Seller is the sole and absolute owner of the Accounts and has the full legal right to make said sale, assignment and transfer and to grant to Purchaser a security interest in the Accounts and the other items comprising the Collateral and Seller represents and warrants that the services they are providing are in compliance with the tariffs and relevant orders filed with or issued by the appropriate regulatory agency.

(d)
Seller’s sale, transfer or assignment of the Account does not conflict with the terms of any other agreement or instrument to which Seller is a party, does not require the consent of any third party, and does not violate with any applicable law, rule or regulation. There are no procedures or investigations pending or threatened before any governmental authority (i) asserting the invalidity of such Account or customer contract; (ii) asserting the bankruptcy or insolvency of the related Account Debtor; (iii) seeking the payment of such Account or payment and performance of the related customer contract; or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Account or the related customer contract;

(e)	Seller is fully authorized to enter into this Agreement and the other transaction documents ancillary hereto (each, a “Transaction Document”), and to perform hereunder and thereunder;

(f)	This Agreement and each other Transaction Document constitutes Seller’s legal, valid and binding obligation; (g) Seller is solvent.

(h)	The correct amount of each Account will be set forth on the Assignments;

(i)
Each Account is an accurate and undisputed statement of indebtedness from an Account Debtor for a sum certain, without offset or counterclaim and which is due and payable in ninety (90) days or less from invoice date and with respect to which Seller has filed appropriate liens, if available, in its name;

(j)	Each Account is an accurate statement of a bona fide sale, delivery and acceptance of merchandise or performance of service by Seller to an Account Debtor;

(k)	Seller does not own, control or exercise dominion in any way whatsoever, over the business of any Account Debtor;

(l)	All financial records, statements, books or other documents shown to AEC by Seller at any time either before or after the signing of this Agreement are true and accurate;

(m)
Seller will not under any circumstance or in any manner whatsoever, interfere with any of AEC’s rights under this Agreement and Seller has not done anything to impede or interfere with the collection by the Purchaser of the Purchased Accounts and shall not, without the Purchaser’s prior written consent, amend, waive or otherwise permit or agree to any deviation from the terms or conditions of any Purchased Account or any related customer agreement or contract which (i) may create an adverse claim with respect to any Account or (ii) would materially affect the ability of the Purchaser to act in its capacity as such;

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(n)
Seller has not and will not, at any time, permit any lien, security interest or encumbrance to be created upon any of its accounts receivable and/or its inventory or other Collateral without the prior written consent of AEC except as specifically disclosed to AEC and permitted by AEC;

(o)	Seller will not change or modify the terms of the Accounts with any Account Debtor unless AEC first consents, in writing;

(p)
Seller will notify AEC, in writing, in advance of: any change in Seller’s place of business; Seller having or acquiring more than one place of business; any change in Seller’s chief executive office; loss or suspension of an permit or license required to operate Seller’s business and/or any change in the office or offices where Seller’s books and records concerning accounts receivable are kept;

(q)	Seller will immediately notify AEC of any proposed or actual change of the Seller’s and/or any Account Debtor’s identity, legal entity or corporate structure;

(r)	A notification letter from Seller and/or all invoices will state on their face that the Accounts represented thereby have been assigned to AEC and are to be paid directly to AEC; and

(s)	No Account shall be on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, offset, barter, consignment or any other repurchase or return basis;

(t)
Upon three (3) Business Days’ written notice by Seller to Purchaser, and automatically, without notice, after an Event of Default, Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

(u)
From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller’s books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as Purchaser, in its Discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

(v)	The Seller will furnish to the Purchaser, in form and substance satisfactory to the Purchaser:

a.
as soon as possible after the end of each fiscal year of the Seller, and in any event within 90 days thereafter, a complete copy of the Seller’s financial statements, including (i) the balance sheet as of the close of the fiscal year, and (ii) the income statement for such year, together with a statement of cash flows;

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b.
as soon as possible after the end of each fiscal quarter of the Seller, and in any event within 30 Days thereafter, a complete copy of the Seller’s quarterly financial statements and other business records;

c.	within thirty (30) Days of Seller having filed any Federal or State income tax return, a copy of such return including all schedules and attachments thereto;

d.
at the time of delivery of each of the financial statements required, a certificate signed by a responsible officer of the Seller and in form and substance satisfactory to the Purchaser to the effect that the representations and warranties set forth in Section 5 are true as of the date of the certificate and that no default or Event of Default has occurred and is continuing (or if any default or Event of Default has occurred and is continuing, setting forth the steps being taken to remedy it); and

e.	On a monthly basis, no later than 5 days after the end of each month, customer traffic and other statistics and other operational information as Purchaser shall reasonably request

(w)	Before sending any Invoice to an Account Debtor, Seller shall mark same with the following notice, or such notice of assignment as may be required by Purchaser:

NOTICE OF ASSIGNMENT ASSIGNED AND PAYABLE ONLY TO:

AEC YIELD CAPITAL LLC Acct of: Limecom, Inc.
AEC Capital Yield, LLC PO Box 782502
Philadelphia, PA19178-2502

Wire/ACH
Wire & ACH Routing & Transit
Number: 121000248
SWIFT CODE: WFBIUS6S
Account Name: AEC Yield Capital, LLC
Account Number: 4942441676

Overnight Address
Overnight Address - All overnight mail by special couriers should be sent to the actual site address listed below and should reflect Lockbox Services and the Lockbox Number in the reference section of the air bill.

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Include Company Name, Street
Address, City, State, & Zip Code
AEC Capital Yield, LLC LOCKBOX# 782502
WELLS FARGO BANK MAC Y1372-045
401 MARKET STREET PHILADELPHIA, PA 19106

Any claims, offsets, or disputes must be reported immediately to: Jackson Lim, 347 799 1685

(x)
Seller shall keep proper books of record and accounts, including proof of mechanics lien filing on each job, in accordance with sound and accepted accounting practices, which books shall at all times be open to inspection by Purchaser.

(y)
Seller shall pay when due all payroll and other taxes, and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require. In furtherance thereof, Seller shall execute and deliver any agreement or other document that is required by the IRS, the state taxing authorities or any payroll company in order give Purchaser the right to obtain copies of Seller’s payroll and other tax records

(z)	Seller and its parent, Cuentas, Inc. shall collectively maintain a minimum cash balance on deposit in its operating bank account of no less than Fifty Thousand ($50,000) Dollars at all times.

(aa)	Seller shall not create, incur, assume or permit to exist any lien upon or with respect to any assets in which Purchaser now or hereafter holds a security interest.

(bb)
Seller (i) shall not take any action which could result in a change in control of Seller, (ii) shall not sell, exchange, transfer or otherwise convey all or substantially all of Seller’s assets to any other Person regardless of whether such Person is affiliated or unaffiliated with Seller, and (iii) shall not commence any action or take any step with respect to, and shall not approve any plan of, any liquidation or dissolution of Seller, in each case without Purchaser’s prior written consent. For purposes of this Agreement, the term, “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, limited liability company, government or political subdivision or agency thereof, or any other entity. Notwithstanding sub paragraph (i) above, the sale by Seller’s parent of equity interests as part of a public ‘up-listing’ or general raising of equity shall not be deemed a change of control so long as the voting structure of Seller’s parent remains materially unchanged.

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(cc)
Seller shall not issue Invoices through any other Person other than Seller without Purchaser’s prior written consent, and Seller shall not divert or otherwise transfer all or any portion of any Purchase Price paid to Seller by Purchaser to any other Person.

(dd)
Seller shall not, either directly or indirectly, now or in the future, sell, transfer, assign or pledge any Accounts to any Person other than Purchaser, or create, assume or incur any additional indebtedness, or become liable, whether as endorser, guarantor, surety or otherwise, for any additional indebtedness or obligation without the prior written consent of the Purchaser.

(ee)
Notwithstanding Seller’s obligation to pay the Misdirected Payment Fee (as defined in Section 24) , if ever Seller receives any check(s), note(s), draft(s), monies or other instruments for the payment of money (i) on account of a Purchased Account (a “Misdirected Payment”), or (ii) after an Event of Default, any payment of account of any Account (a “Post-Default Payment”), Seller shall hold such Misdirected Payment or Post-Default Payment in trust for the benefit of Purchaser, and Seller shall promptlyremit such Misdirected Payment or Post-Default Payment to Purchaser in good funds on the banking Day immediately following Seller’s receipt of such Misdirected Payment or Post-Default Payment , but in any event in not more than 3 Business Days with respect to a Misdirected Payment and 1 Business Day with respect to a Post-Default Payment, (and Seller shall endorse any checks issued in Seller’s name). SELLER ACKNOWLEDGES THAT THE PURCHASED ACCOUNTS SHALL BE SOLELY THE PROPERTY OF PURCHASER, AND THAT SELLER’S FAILURE TO PAY OVER SUCH MISDIRECTED PAYMENTS AND/OR DEFAULT PAYMENTS WITHIN ONE BANKING DAY TO PURCHASER SHALL BE A DEFAULT HEREUNDER AND FURTHERMORE SHALL CAUSE SELLER TO FORFEIT ANY RIGHTS IT MAY HAVE WITH RESPECT TO ANY OTHER PAYMENTS DUE OR TO BECOME DUE TO SELLER UNDER THIS AGREEMENT.

(ff)	Avoidance Claims are defined as any claim that any payment received by Purchaser is avoidable under the Bankruptcy Code or any other debtor relief statute.

a.
Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claim, other than such claims that relate to Purchased Accounts that are owed by an Account Debtor which was Insolvent at the time the subject payment was received by Purchaser, and shall pay to Purchaser on demand the amount thereof.

b.	Seller shall notify Purchaser within two (2) business days of it becoming aware of the assertion of an Avoidance Claim.

c.	This provision shall survive termination of this Agreement.

(gg)
Seller shall grant AEC direct and perpetual view and report-generation access to Seller’s account on the Corex system and other informational systems used by Seller in tracking, accounting for and computing customer usage and invoices and such access shall be available to AEC at all times;

(hh)
All systems, reporting software, circuit and system information portals used by Seller will be made available to AEC for verification of invoice purposes and is, and will remain, accurate within industry standard tolerances. At Seller’s expense, AEC may require third-party confirmation of the accuracy of such reporting and monitoring systems.

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The warranties, representations and covenants contained in this Section 5 shall be continuous and be deemed to be renewed each time Seller assigns Accounts to AEC. Notwithstanding the provisions contained in Section 6 of this Agreement, AEC shall have recourse against the Seller in the event that any of the warranties, representations and covenants set forth in this Section 5 are breached.

6. NO RECOURSE – CREDIT INSURANCE. AEC shall have no recourse against Seller if payments are not received solely due to the “Insolvency” of an Account Debtor within 90 days of invoice date. For purposes of the foregoing, Insolvency shall be deemed to have occurred, or an Account Debtor or other Person, including, without limitation, Seller and Guarantor, only when: (a) a voluntary or involuntary bankruptcy proceeding for the relief of an Account Debtor under either Chapter 7 or Chapter 11 shall have been instituted in a United States Bankruptcy Court; (b) a receiver is appointed for the whole or any part of the property of an Account Debtor; (c) an Account Debtor’s assets shall have been sold under a writ of execution or attachments, or a writ of execution shall have been returned unsatisfied; (d) an Account Debtor shall have absconded; or (e) an Account Debtor’s assets shall have been sold under levy by any taxing authority or by a landlord.

Seller, at its sole cost and expense, agrees to procure and maintain, during the life of this Agreement, Credit Insurance covering any Accounts of Seller. The policy must contain a minimum coverage limit totaling the aggregate of the Maximum Advance. Seller will name AEC as a Third-Party Beneficiary of said policy and will provide AEC with a Certificate of Insurance upon demand by AEC and concurrently with the issuance of the policy and any subsequent renewal or reissuance. All insurance policies must be written by a reputable insurance company acceptable to Purchaser or with a current Best’s Insurance Guide Rating of A- and Class VII or better, and authorized to do business in the New York and Florida. The fact that insurance is obtained by Seller will not be deemed to release or diminish the liability or responsibilities of Seller pursuant to any other terms or provision of this Agreement. Notwithstanding the foregoing credit insurance requirement, AEC shall endeavor to include required limits on Account Debtors it its own policy, at Seller’s expense. Upon such inclusion, Seller shall no longer be required to maintain credit insurance until such time as AEC shall notify Seller to the contrary.

7. CHARGE-BACK. In the event that any Account is not paid within 90 days of invoice date for any reason whatsoever (other than as a result of an Account Debtor’s Insolvency), including, without limitation, any alleged defense, counterclaim, offset, dispute or other claim (real or merely asserted) whether arising from or relating to the sale of goods or rendition of services or arising from or relating to any other transaction or occurrence, then in any such event AEC shall have the right to chargeback such Account to Seller. No chargeback shall be deemed a reassignment to Seller of the Account involved. Seller acknowledges that all amounts chargeable to Seller’s account under this Agreement shall be payable by Seller on demand. Upon satisfaction of a chargeback of an Account, and provided there are no other outstanding chargebacks or defaults at such time, AEC shall assign all of its title, rights and interests in and to such Account to Seller, and Seller shall have the right to collect any amount due under such Account. In addition, Seller has the right at any time to repurchase an Account by payment to AEC in the form of either cash or replacement invoices acceptable to AEC. The foregoing notwithstanding, with respect to Chargebacks caused solely by an Account Debtor’s dispute, so long as the dispute involves an amount of less than $50,000, Seller shall have 3 days to resolve such dispute provided that Seller is pursuing such resolution in good faith.

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8. NOTICE OF DISPUTE. Seller must immediately notify AEC of any disputes between any Account Debtor and Seller.

9. SETTLEMENT OF DISPUTE. AEC may, at its option, settle any dispute with any Account Debtor. Such settlement does not relieve Seller of any of its obligations under this Agreement. The foregoing notwithstanding, with respect to Chargebacks caused solely by an Account Debtor’s dispute, so long as the dispute involves an amount of less than $50,000, Seller shall have 3 days to resolve such dispute so long as Seller is pursuing such resolution in good faith.

10. SOLE PROPERTY. Once AEC has purchased the Accounts, the payment from Account Debtors relative to the Accounts is the sole property of AEC. Any interference by Seller with this payment will result in civil liability.

11. SECURITY INTEREST; VALIDITY GUARANTY.

(a)
As a further inducement for AEC to enter into this Agreement, and as security for the prompt performance, observance and payment of all obligations owing by Seller to AEC, Seller hereby grants to AEC a continuing security interest in and lien upon the following (herein collectively referred to as the “Collateral”): all personal property and Fixtures in which Seller has an interest, now or hereafter existing or acquired, and wheresoever located, tangible or intangible, including, but not limited to, all present or hereafter existing or acquired Accounts, tools, Goods (including, without limitation, all Equipment), Inventory, raw materials, components, packaging, furniture, receivables, security agreements, mechanics liens, notes, bills, acceptances, Instruments, Deposit Accounts, Letter of Credit Rights, installment paper, Chattel Paper, Documents, certificates of deposit, tax refunds, insurance proceeds, Investment Property, Commercial Tort Claims, conditional sale or lease contracts, cash or cash equivalents, chattel mortgages or deeds of trust, General Intangibles, all intellectual property including, without limitation, patents, trademarks and copyrights (and applications for all of the foregoing), contract rights, and all other hypothecation, and promise or duty to pay money, now or hereafter owned or acquired by Seller (including, without limitation, all rights of Seller as an unpaid vendor), and all products, proceeds and collections thereof, all guarantees and other security therefor, and all right, title and interest of Seller in any returned, repossessed, rejected or unshipped goods, together with all of Seller’s books of accounts, ledger cards and records, all vehicles, all computer programs, software and systems owned or operated in connection therewith, all of the above accruing present and future advances and all proceeds, products, returns, add-ons, accessions, replacements and substitutions of and to pay any of the foregoing, and all proceeds of proceeds, and all property of Seller at any time in Purchaser’s possession.

(b)
As additional security for Seller’s obligations under this Agreement, Daniel Contreras and Orlando Taddeo (the “Guarantors”) shall execute and deliver a Validity Guaranty (the “Guaranty”) pursuant to which each shall guaranty all representations and warranties given by the Seller hereunder and in the other Transactions Documents, and the accuracy, truth and completeness of all such representations and warranties, and they shall also guaranty against the Seller’s bad acts, as set forth in the Guaranty.

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12. FINANCING STATEMENTS. Seller will, at its expense perform all acts and execute all documents requested by AEC at any time to evidence, perfect, maintain and enforce AEC’s security interest and other rights in the Collateral and the priority thereof. Seller authorizes Purchaser to file any UCC financing statements, including continuations thereof, and other actions to perfect, protect, continue or terminate the Purchaser’s security interest in the Collateral, in each case whether or not suit is brought, including but not limited to the defense of any Avoidance Claims (as defined in Section 5(ff)) or the defense of Purchaser’s lien priority.

13. HOLD IN TRUST. Seller will hold in trust and safekeeping, as the property of AEC and immediately turn over to AEC, the identical check or other form of payment received by Seller if payment on the Accounts comes into Seller’s possession. Should Seller come into possession of a check comprising payments owing to both Seller and AEC, Seller shall turnover said check to AEC. In the event a payment belonging to AEC is improperly deposited into Seller’s bank account, AEC reserves the right to impose liquidated damages upon Seller of up to 20% of the amount of any payment so improperly deposited except that no such damages will be imposed in the event that such check or payment was mistakenly received by Seller and such payment is deposited into AEC’s account within 3 Business Days of its receipt.

14. ACH AUTHORIZATION. In order to satisfy any of Seller’s obligations hereunder, Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller, and Seller grants Purchaser electronic access to such accounts. Upon Purchaser’s request, Seller shall promptly execute and deliver any agreements and other documents that are required by a bank or are otherwise necessary in connection herewith (each an, “ACH Agreement”). Seller hereby further grants Purchaser access to all bank statements and other information relating to Seller’s deposit accounts.

15. BOOK ENTRY. Seller will immediately, upon the sale of the Accounts, make the proper entry on its books and records disclosing the absolute sale of the Accounts to AEC.

16. EVENTS OF DEFAULT. The following events will constitute an Event of Default hereunder:

(a)
Seller defaults in the payment of any obligations, or in the performance of any provision hereof, or of any of the other Transaction Documents now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any way, howsoever minor.

(b)
Seller breaches any representation, warranty or covenant hereof, including, without limitation, the covenant set forth in Section 5(ee) hereof pursuant to which Seller is obligated to promptly remit all Misdirected Payments and Post-Default Payments to Purchaser, and such failure remains uncured for five (5) days following Purchaser giving notice to Seller.

(c)
Seller or any Guarantor of the obligations becomes Insolvent, is unable to meet its debts as they mature, or files, or has filed against it, a petition for relief under the Bankruptcy Code, or any similar law granting relief from creditors, or Seller executes an assignment for benefit of its creditors, or a receiver, liquidator, conservator or similar functionary is appointed for Seller.

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(d)
Any Guarantor fails to perform or observe any of such Guarantor’s obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any Guaranty of the obligations, or any such Guaranty shall cease to be in full force and effect for any reason whatever.

(e)	Seller voluntarily terminates all or a substantial part of its business.

(f)
A final judgment is entered against Seller or any Guarantor in an amount exceeding $50,000.00 and Seller or Guarantor, as the case may be, fails to stay execution within ten (10) Days of entry of the judgment.

(g)	Seller defaults on its payment obligations under any agreement with a third party.

(h)	Seller applies for dissolution or becomes dissolved.

(i)	A writ of garnishment or other writ or order is issued or entered with respect to Seller’s business assets.

(j)
Subject to the provisions contained herein, Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of a material portion of the Obligations. For purposes of this sub-paragraph, materiality shall be defined as $200,000.00.

(k)
The termination of any Clearinghouse Agreement, if applicable, and/or any Carrier Agreement, Reciprocal Carrier Services Interconnect Agreement or Billing and Collection Agreement for any reason whatsoever absent the consummation of a substitute Clearinghouse Agreement, Carrier Agreement and/or Billing and Collections Agreement, as the case may be, and without the Seller’s prior written consent, and/or any invoice due and owing by the Seller relating to any Carrier Agreement, Clearinghouse Agreement or Billing and Collection Agreement has become more than THIRTY (30) days past due.

(l)
The Seller shall be in material violation or default of any regulation, requirement, citation, statute, mandate, notice or decree of a governmental authority and fail to remedy such violation within any available grace period, if any.

Purchaser shall provide Seller with email notice to notices@thelimecom.com, with respect to defaults under sub-paragraph’s a, b, d and j hereof.

17. EFFECT OF DEFAULT. Upon the occurrence and continuance of any Event of Default beyond any applicable cure period, in addition to any rights Purchaser has under this Agreement and applicable law, in equity and under the UCC, Purchaser may immediately terminate this Agreement, at which time all obligations shall immediately become due and payable without notice and upon which the Early Termination Fee shall apply.

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18. POWER OF ATTORNEY. In order to implement this Agreement, Seller irrevocably appoints AEC its special attorney in fact or agent with power to:

(a)   Strike out Seller’s address on any correspondence to any Account Debtor and put on AEC’s address;
(b)   Receive and open all mail addressed to Seller via AEC’s address;
(c )   Endorse the name of Seller or Seller’s trade name on any checks or other evidences of payment that may come into the possession of AEC in connection with the Accounts;
(d)   In Seller’s name, or otherwise, demand, sue for, collect any and all monies due in connection with the Accounts; and
(e)   Compromise, prosecute or defend any action, claim or proceeding relative to the Accounts including actions with respect to filing mechanics liens or acting upon filed mechanics liens;

The authority granted to AEC shall remain in full force and effect until the Accounts are paid in full and all obligations, monetary or otherwise, of Seller to AEC are discharged.

19. INDEMNIFICATION. Seller agrees to indemnify Purchaser against and save Purchaser harmless from any and all manner of suits, claims, liabilities, demands and expenses (including reasonable attorneys’ fees and collection costs) resulting from or arising out of this Agreement, whether directly or indirectly, including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any failure by Seller to perform or observe its obligations under this Agreement.

20. ADDITIONAL NOTIFICATION; VERIFICATION OF ACCOUNTS

(a)
Without in any way limiting the terms and provisions of Section 5 hereinabove, AEC may, upon default by Seller and in its sole discretion, notify any Account Debtor to make payment on any of Seller’s open invoices to AEC; and

(b)	AEC, or any of its agents, may at any time verify the Accounts by any means deemed appropriate by AEC.

21. TRUE SALE; INTEREST. Seller and Purchaser intend and agree that the transactions contemplated hereunder shall constitute a true sale, assignment and transfer of the Purchased Accounts to Purchaser, thereby providing Purchaser with the full risks and benefits of ownership. Notwithstanding the foregoing, in the event that the transactions contemplated hereunder are deemed to be a loan pursuant to a final, binding and non-appealable order of a court of competent jurisdiction, the aggregate amount of all amounts deemed to be interest hereunder and charged and collected by Purchaser is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and Purchaser shall either apply any such excess interest toward the reduction of the obligations, or refund to Seller any such excess interest received by Purchaser.

20. NO ASSUMPTION. Nothing contained in this Agreement shall be deemed to impose any duty or obligation upon AEC in favor of any Account Debtor and/or any other party in connection with the Accounts.

22. FUTURE ASSIGNMENTS. Subject to Section 23, Seller may from time to time, at Seller’s option, sell, transfer and assign different Accounts to AEC. The future sale of any Accounts shall be subject to and governed by this Agreement and such Accounts shall be identified by separate and subsequent Assignments.

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23. DISCRETION. Nothing contained in this Agreement shall be construed to impose any obligation upon AEC to purchase Accounts from Seller. AEC shall at its sole discretion determine which Accounts it shall purchase. Further, AEC shall have the absolute right at any time to cease accepting any further Assignments from Seller.

24. LEGAL FEES; OTHER FEES; EXPENSES. Seller will pay on demand any and all reasonable collection expenses and reasonable outside legal counsel’s fees that AEC incurs in the event it should become necessary for AEC to enforce its rights under this Agreement. In addition, Seller will pay on demand all costs and expenses incurred by AEC in any way relating to the transactions contemplated by this Agreement, including, without limitation, all reasonable attorneys’ fees, Federal Express costs (or similar expenses), wire transfer costs, certified mail costs, facsimile transmission costs, audit fees, banking fees, filing fees, lien search costs and any and all other costs or expenses incurred by AEC in connection herewith. Further, Seller shall pay fifteen (15%) percent of the amount of any payment (but in no event less than $1,000.00) on account of a Purchased Account (and, after the occurrence of an Event of Default, payments on account of any Account) which has been received by Seller and not delivered in kind to Purchaser on the next Business Day following the date of receipt by Seller, or 30% of the amount of any such payment which has been received by Seller as a result of any action taken by Seller to cause such payment to be made to Seller (“Misdirected Payment Fee”). At the closing hereof, Seller shall pay a Structuring Fee of 1.5% of the Maximum Advance. Upon any increase, within the first 12 months hereunder, of the Maximum Advance, Seller shall pay Purchaser a Structuring Fee equal to 1% of such increase. Any and each anniversary, increase or renewal hereof shall give rise to a fee equal to 1% of the Maximum Advance amount then applicable payable on such anniversary, increase or renewal date.

25. BINDING ON FUTURE PARTIES. This Agreement shall inure to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties hereto, except that Seller may not assign or transfer any or all of its rights and obligations under this Agreement to any party without the prior written consent of AEC.

26. WAIVER; ENTIRE AGREEMENT. No failure or delay on AEC’s part in exercising any right, power or remedy granted to AEC herein, will constitute or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right set forth herein. This Agreement contains the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, will in any event be effective unless the same is in writing and signed and delivered by AEC.

27. NEW YORK LAW; VENUE. This Agreement shall be deemed executed in the State of New York and, in all respects shall be governed and construed in accordance with the laws of the State of New York. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Purchaser so elects, be instituted in any court sitting in New York, in the county of New York or in the United States District Court for the Southern District (the “Acceptable Forums”). Seller agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser to transfer such proceeding to an Acceptable Forum.

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28. INDEMNITY. Seller shall hold AEC harmless from and against any action or other proceeding brought by any Account Debtor against AEC arising from AEC’s collecting or attempting to collect any of the Accounts.

29. TERM. This Agreement will remain in effect for thirty-six (36) months from the date that this Agreement becomes effective (the “Term”). Thereafter, the Term will be automatically extended for successive periods of one (1) year each unless either party provides the other with a written notice of cancellation of at least one-hundred fifty (150) days prior to the expiration of the initial Term or any renewal Term; provided, however, AEC may cancel this Agreement at any time upon sixty (60) days’ notice to Seller. In the event of a breach by Seller of any term or provision of this Agreement or upon Seller’s insolvency or the insolvency of any guarantor of Seller’s obligations herein, AEC shall have the right to cancel this Agreement without notice to Seller, and all of Seller’s obligations to AEC herein shall be immediately due and payable. In the event of cancellation, the provisions of this Agreement shall remain in full force and effect until all of the Accounts and all of Sellers obligations to AEC have been paid in full.

30. EARLY TERMINATION. In the event that Seller wishes to terminate the Agreement prior to the expiration of the Term, as renewed or otherwise, then in addition to paying AEC all other obligations due under this Agreement, Seller shall also pay AEC an early termination fee equal to the greater of (i) the Monthly Minimum Volume multiplied by the number of calendar months (or part thereof) remaining from the termination date until the end of the then existing Term, or (ii) the average monthly total volume purchased by AEC during the six (6) calendar months (or part thereof if less than six (6) calendar months has elapsed from the effective date of the facility through the termination date) immediately preceding the termination date, multiplied by the number of calendar months (or part thereof) remaining from the termination date until the end of the then existing Term, multiplied by the average number of days outstanding (rounded to the next highest month) multiplied by the greater of the average Factoring Commission over the prior 90 days or the Factoring Commission due hereunder for an invoice paid by its obligor in 30 days.

31. NOTICE. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given or made for all purposes when presented personally, or forty-eight (48) hours after deposit with the United States Postal Service, if sent by certified or registered mail, return receipt requested and postage prepaid, or the day after mailing if sent by overnight United States Express Mail or other reputable overnight receipted courier (i.e. federal express), provided proof of delivery is obtained, or by electronic transmission (if sent this way, notice shall be deemed received on the same day a read or delivery receipt is received), in each case, to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

Address:	Limecom, Inc.
19 S Flagler St
Miami, Fl
Attn:	Orlando Taddeo
Email:	O.Taddeo@gmail.com
Notice Email:	notices@thelimecom.com

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PURCHASER

Address:	AEC YIELD CAPITAL, LLC
One Metrotech Center – North, 3rd Floor
Brooklyn, New York 11201
Attn:	Richard Rudy, Manager
Email:	rrudy@advancedenergycap.com

32. INVALID PROVISIONS. If any provision of this Agreement shall be declared illegal or contrary to law, it is agreed that such provision shall be disregarded and this Agreement shall continue in force as though said provision had not been incorporated herein.

33. NO LIEN TERMINATION WITHOUT RELEASE. In recognition of the Purchaser's right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the security interests granted herein, notwithstanding payment in full of all obligations the Seller may owe the Purchaser, the Purchaser shall not be required to record any terminations or satisfactions of any of the Purchaser's liens created or granted herein unless and until the Seller has executed and delivered to the Purchaser a general release. SELLER UNDERSTANDS THAT THIS PROVISION CONSTITUTES A WAIVER OF ITS RIGHTS UNDER §9-513 OF THE UCC. Upon Seller’s performance of all of its obligations hereunder and the payment in full of any Obligations hereunder, Purchaser shall provide a release to Seller.

34. AUTHORIZATION FOR RELEASER OF INFORMATION. The Seller hereby authorizes and directs any Person to release to the Purchaser, and any of its employees, representatives, agents, attorneys or accountants (collectively the “Purchaser Party”), any and all documents, information and writings in such Person’s possession relating to the Seller, the Purchased Accounts, any records, Transaction Documents, or this Agreement, which said documents, information or writings may include, but are not limited to, any and all records of any sort, reports, statements, notes, correspondence and memoranda relating to the Seller or the negotiation, execution, preparation or delivery of this Agreement, whether or not generated by such Person but in its possession or control. The Seller further authorizes and directs such Person to respond to any oral communication from any Purchaser Party to discuss the documents, information or writings produced. All privileges, excepting the attorney-client privilege, are hereby waived with respect to the production of documents, information and writings and such Person is hereby released in connection with the disclosure of the aforesaid documents, information and writings. Upon the occurrence of an Event of Seller Default which remains uncured past any applicable cure period, Seller hereby appoints the Purchaser as its attorney-in-fact with full power, in the name and stead of the Seller, to take any action and execute any instruments or documents the Seller may be requested or required to execute or provide with respect to the release, discussion or disclosure of the documents, information and writing being requested, which appointment as attorney-in-fact is irrevocable and coupled with an interest.

35. EFFECTIVENESS. This Agreement shall become effective when it is accepted and executed by an authorized officer of AEC.

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36. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

{Signature page follows}
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37. JURY WAIVER. THE PARTIES HERETO HEREBY MUTUALLY WAIVE TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATIER CONNECTED WITH THIS AGREEMENT.

Accepted:

Limecom, Inc.	AEC YIELD CAPITAL, LLC

/s/ Orlando Taddeo	By:	/s/ Richard Rudy
Name: Orlando Taddeo	Name:	Richard Rudy
Title: CEO	Title:	Manager

This 24th day of October 2018	This 30 day of October 2018

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CERTIFICATES OF ACKNOWLEDGMENT
STATE of	)

: SS.:
COUNTY of	)

On this 25th day of October in the year 2018 before me, the undersigned, a notary public in and for the said state, personally appeared Orlando Taddeo personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me, he/she/they executed the same in his/her capacity as CEO of Limecom, Inc., and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Anna Lisa Trulli
Notary Public (Signature)		Notary- Print Name

State:	Italy
Commission Expires:_________________

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Schedule 5 (b)

LIST OF GOVERNMENTAL AUTHORITY LICENSE NUMBERS

Limecom, Inc. IRS Employer identification number: 36-4751532

Limecom, Inc. FCC Filer 499 ID: 830543

Limecom Inc. FCC Registration Number (FRN): 0023867682

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EXHIBIT A

GENERAL RELEASE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the undersigned and each of them (collectively, “Releasor”) hereby forever releases, discharges and acquits AEC Yield Capital, LLC and Advanced Energy Capital LLC, and their respective parent, directors, shareholders, agents, consultants and employees (collectively, “Releasee”), of and from any and all claims of every type, kind, nature, description or character (collectively, “Claims”), and irrespective of how, why, or by reason of what facts, whether heretofore existing, now existing or hereafter arising, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, to the extent that they arise out of or are in way connected to or are related to that certain PURCHASE AND SALE AGREEMENT dated as of October 24 , 2018.

Releasor agrees that the matters released herein are not limited to matters which are known or disclosed, and the Releasor waives any and all rights and benefits which it now has, or in the future may have.
Releasor acknowledges that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and it acknowledges that this Release has been negotiated and agreed upon in light of that realization and that it nevertheless hereby intends to release, discharge and acquit the Releasee from any such unknown Claims.
Acceptance of this Release shall not be deemed or construed as an admission of liability by any party released.

Releasor acknowledges that either (a) it has had advice of counsel of its own choosing in negotiations for and the preparation of this Release, or (b) it has knowingly determined that such advice is not needed.

DATED: October 24, 2018
Individual Releasor:	/s/ Orlando Taddeo
Orlando Taddeo, individually

Individual Releasor:
/s/ Daniel Contreras
Daniel Contreras, individually

Entity Releasor:	1st Light Energy, Inc.

	By:	/s/ Orlando Taddeo
Name: Orlando Taddeo
Title: CEO

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